Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WD-40 COMPANY

(Exact Name of Registrant as specified in Charter)

Delaware	95-1797918
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1061 Cudahy Place, San Diego, California	92110
(Address of principal executive offices)	(Zip Code)

WD-40 COMPANY 2007 STOCK INCENTIVE PLAN

(Full title of the plan)

Garry O. Ridge

1061 Cudahy Place

San Diego, CA 92110

(Name and address of agent for service)

(619) 275-1400

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	2,949,820 shares	$33.85[1]	$99,851,407	$1,470.32[2]

[1]

Average of high and low prices reported on The Nasdaq Stock Market for May 20, 2008, used for purposes of fee calculation with respect to all 2,949,820 shares for which the offering price is undetermined. Registration Fee calculated pursuant to Rule 457(h) under the Securities Act of 1933.

[2]

Pursuant to Rule 457(p), the aggregate calculated Registration Fee of $3,924.16 (the Registration Fee calculated with respect to the proposed maximum aggregate offering price) is offset by the Registration Fee previously paid by the Registrant with respect to unissued and unused shares of Common Stock previously registered by the Registrant on its Registration Statement on Form S-8 (Registration No. 333-117395) filed on July 15, 2004. The amount of the Registration Fee offset is $2,453.84, representing the portion of the Registration Fee previously paid upon the filing of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-117395) attributable to 685,327 deregistered shares of Common Stock. The Registrant is filing a post-effective amendment to its Registration Statement on Form S-8 (Registration No. 333-117395) to deregister 685,327 unissued shares contemporaneously with the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

*Item 1.	Plan Information

*Item 2.	Registrant Information and Employee Plan Annual Information

*	The materials constituting the Registrant’s Section 10(a) Prospectus are maintained on file with the Registrant at its principal offices located at 1061 Cudahy Place, San Diego, California 92110 in accordance with Rule 428(a)(2) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

WD-40 Company (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007, filed October 25, 2007.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2007, filed January 9, 2008.

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, filed April 9, 2008.

(d)	The description of the Company’s Common Stock set forth in Item 1, Description of Registrant’s Securities to be Registered, contained in the Company’s Amendment No. 2 to Registration Statement on Form 8-A/A filed May 23, 2008.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

If the class of securities to be offered is not registered under Section 12 of the Exchange Act, set forth the information required by Item 202 of Regulation S-K. If plan interests are being registered, they need not be described pursuant to this item.

Not Applicable

Item 5.	Interests of Named Experts and Counsel

Furnish the information required by Item 509 of Regulation S-K.

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty. While this statute does not change directors’ fiduciary duty, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by statute, the Company has adopted provisions in its Certificate of Incorporation that eliminate to the fullest extent permitted under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their fiduciary duty.

Section 145 of the Delaware General Corporation Law permits the indemnification of officers, directors, employees and agents of a corporation and persons serving at the request of the corporation as directors, officers, employees or agents or another corporation, partnership, joint venture, trust or other enterprise. The Company’s Certificate of Incorporation authorizes the Company’s indemnification of its directors and officers to the fullest extent permitted under Delaware law. In addition, the Company’s Bylaws authorize the Company’s indemnification, to the fullest extent permitted under Delaware law, of its directors, officers, employees and agents, persons who are or were serving at the Company’s request as directors, officers, managers, partners, trustees, employees or agents of another corporation, partnership, joint venture, trust or other organization or enterprise, and persons who were directors or officers of a corporation that was a predecessor corporation of the Company or another enterprise at the request of such predecessor corporation.

The Company has entered into agreements with its directors and certain of its executive officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines and settlement amounts actually and reasonably incurred in connection with any proceeding (including derivative actions in certain cases), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person was or is a director, officer, employee, agent or fiduciary of the Company or any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the Company’s request. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Policies of insurance are maintained by the Company under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain liabilities that might be imposed as a result of actions, suits or proceedings to which the directors or officers are parties by reason of having been directors or officers of the Company. Such policies of insurance also provide insurance for the directors and officers to cover certain expenses in connection with the defense of any such actions, suits or proceedings.

Item 7.	Exemption From Registration Claimed

With respect to restricted securities to be reoffered or resold pursuant to this registration statement, the registrant shall indicate the section of the Act or Rule of the Commission under which exemption from registration was claimed and set forth briefly the facts relied upon to make the exemption available.

Not Applicable.

Item 8.	Exhibits

The following exhibits, including the attached opinion and consent, are required to be included in this Registration Statement under Part II, Item 8:

Exhibit No.	Description

Instruments Defining the Rights of Security Holders, Including Indentures

4.1	The Registrant’s Certificate of Incorporation is incorporated by reference from the Registrant’s Annual Report on Form 10-K filed October 25, 2007, Exhibit 3(a) thereto.

4.2	The Registrant’s By-Laws are incorporated by reference from the Registrant’s Current Report on Form 8-K filed October 20, 2005, Exhibit 3 thereto.

Opinion Re Legality

5.1	Opinion of Gordon & Rees LLP dated May 23, 2008.

Consents of Experts and Counsel

23.1	Consent of PricewaterhouseCoopers LLP dated May 23, 2008.

23.2	Consent of Gordon & Rees LLP (included in Exhibit 5.1.)

Power of Attorney

24.1	Power of attorney (included on signature page to this Registration Statement.)

Additional Exhibits

99.1	The WD-40 Company 2007 Stock Incentive Plan is incorporated by reference from the Registrant’s Proxy Statement filed on November 8, 2007, Appendix A thereto.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 23, 2008.

REGISTRANT: WD-40 COMPANY

By	/s/ GARRY O. RIDGE
Garry O. Ridge, President and Chief Executive Officer (Principal Executive Officer)

By	/s/ JAY REMBOLT
Jay Rembolt, Chief Financial Officer, Treasurer and Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Garry O. Ridge, Michael J. Irwin and Maria M. Mitchell, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8 of WD-40 Company, a Delaware corporation, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ GARRY O. RIDGE Garry O. Ridge	Director and President and Chief Executive Officer (Principal Executive Officer)	April 15, 2008

/s/ JOHN C. ADAMS John C. Adams	Director	April 25, 2008

/s/ GILES H. BATEMAN Giles H. Bateman	Director	April 15, 2008

/s/ PETER D. BEWLEY Peter D. Bewley	Director	April 21, 2008

/s/ RICHARD A. COLLATO Richard A. Collato	Director	April 15, 2008

/s/ MARIO L. CRIVELLO Mario L. Crivello	Director	April 16, 2008

/s/ LINDA LANG Linda Lang	Director	April 15, 2008

/s/ KENNETH E. OLSON Kenneth E. Olson	Director	April 16, 2008

/s/ NEAL E. SCHMALE Neal E. Schmale	Director	April 15, 2008